Exhibit 23.3

April 24, 2008

AirMedia Group Inc.

17/F, Sky Plaza, No. 46 DongZhimenwai Street

Dongcheng District

Beijing 100027

People’s Republic of China

Dear Sirs:

We hereby consent to the use of our name, the reference to our August 2007 report commissioned by AirMedia Group Inc. (the “Report”) and the inclusion of statistical data from the Report under the headings “Forward-Looking Statements” and “Item 4. Information on the Company—B. Business Overview” in AirMedia Group Inc.’s Annual Report on Form 20-F for the year ended December 31, 2007 filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2008. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Sincerely yours,

/s/ Sinomonitor International Co., Ltd.

Sinomonitor International Co., Ltd.